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                                                                     EXHIBIT 8.1


_____________, 2004

The Special Committee of the
Board of Directors of
GB Holdings, Inc.,
c/o Sands Hotel and Casino
Indiana Avenue and Brighton Park
Atlantic City, New Jersey  08401

Re: Reorganization of Greate Bay Hotel and Casino, Inc.

Ladies and Gentlemen:

We have been retained by the Special Committee of the Board of Directors of GB Holdings, Inc., a Delaware corporation ("Parent") to represent the Special Committee and Parent and its subsidiaries as special tax counsel in order to render this opinion in connection with the anticipated contribution by Greate Bay Hotel and Casino, Inc., a New Jersey corporation ("Operating") of substantially all of its assets subject to substantially all of its liabilities, as further described below, to Atlantic Coast Entertainment Holdings, Inc. a Delaware corporation ("Atlantic") followed by the merger of Operating with and into Parent (the "Transaction"). The Transaction is described in the Registration Statements of Atlantic on Form S-4 (File Numbers 333-110484 and 333-110485) (the "Registration Statements"), filed with the Securities and Exchange Commission (the "SEC") on __________ under the Securities Act of 1933, as amended (the "Act"). The Registration Statements include the proxy statement/prospectus of Atlantic (the "Proxy Statement/Prospectus"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the contribution agreement made by and among Parent, Operating, Atlantic and Ace LLC, a New Jersey limited liability company (the "Contribution Agreement") or, if not defined in the Contribution Agreement, as defined in the Registration Statements.

In connection with this opinion, we have examined and are familiar with the Contribution Agreement, the Registration Statements, the tax representation letter of even date herewith delivered to us by Parent, Operating and Atlantic (the "Tax Representation Letter"), and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion and are relying on the Tax Representation Letter and such other documents and records, without any independent investigation thereof. In addition, in connection with rendering this opinion we have assumed, without any independent investigation or review thereof, that:

1. The Transaction will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Contribution Agreement without the waiver or modification of any material terms or conditions;

2. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents have been or will be by the date of the Contribution Agreement (the "Effective Time") duly and validly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof;

3. All factual representations, warranties and statements made or agreed to by Parent, Operating, Atlantic, their managements, employees, officers, directors or shareholders in connection with the Transaction, including, but not limited to, those set forth in the Contribution Agreement (including the exhibits thereto) and the Tax Representation Letter, are true and accurate at all relevant times;

4. Any factual representations or warranties made "to the knowledge" or based on the belief of Parent, Operating or Atlantic or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification;

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5.   All covenants contained in the Contribution Agreement (including exhibits thereto) and the Tax Representation Letter will be performed without waiver or modification of any material provision thereof; and

6. The federal income tax and financial accounting consequences of the Transaction will be reported by Operating, Atlantic and Parent in a manner consistent with the Transaction being treated as a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

Our opinion is based upon the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion we are only expressing our views as to the federal income tax laws of the United States of America.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, under current U.S. federal income tax law, if the Transaction is consummated in accordance with the Contribution Agreement, then the Transaction should, for U.S. federal income tax purposes, qualify as a tax-free reorganization pursuant to Section 368(a) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Transaction. In addition, no opinion is expressed as to any other federal income tax consequence of the Transaction except as specifically set forth herein, and this opinion may not be relied upon except with respect to the matters specifically discussed herein.

No opinion is expressed as to the Transaction if all of the transactions described in the Contribution Agreement are not consummated in accordance with the terms of the Contribution Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Transaction and is not binding on the Internal Revenue Service ("IRS") or any court of law, tribunal, administrative agency or other governmental body and there can be no assurance that the IRS or a court of law would agree with our opinion. Our opinion is based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the opinion stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is furnished to you solely for use in connection with the Registration Statements and may not be relied upon or utilized for any other purpose and may not be made available to any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statements. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder, not do we thereby admit that we are experts with respect to any part of the Registration Statements within the meaning of the term "experts" as used in the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

KATTEN MUCHIN ZAVIS ROSENMAN